EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121244) pertaining to the Educate, Inc. 2003 Omnibus Stock Incentive Plan and the Educate, Inc. 2004 Omnibus Stock Incentive Plan of our report dated March 14, 2005, except for Note 16 as to which the date is November 7, 2005 with respect to the consolidated financial statements and schedules of Educate, Inc. and our report dated May 3, 2004 except for Note 12, as to which the date is November 7, 2005, with respect to the combined financial statements and schedule of the Laureate pre-K-12 Business (Predecessor to Educate, Inc.) included in this Form 8-K.

/s/ Ernst & Young LLP

Baltimore, Maryland

November 7, 2005